Exhibit 99.2

Participants

CORPORATE PARTICIPANTS

Pablo E. Paez	Mark J. Suchinski

Executive Vice President-Corporate	Senior Vice President & Chief Financial
Relations, The GEO Group, Inc.	Officer, The GEO Group, Inc.

George Christopher Zoley	James Black

Executive Chairman, The GEO Group, Inc.	Senior Vice President & President-Secure
Services, The GEO Group, Inc.

Brian Robert Evans	Wayne H. Calabrese

Chief Executive Officer, The GEO Group, Inc.	President & Chief Operating Officer, The GEO Group, Inc.

OTHER PARTICIPANTS

Brian Violino	Jason Weaver

Analyst, Wedbush Securities, Inc.	Analyst, JonesTrading Institutional Services LLC

Joe Gomes	Greg Gibas

Analyst, NOBLE Capital Markets	Analyst, Northland Securities, Inc.

Brendan McCarthy	Kirk Ludtke

Analyst, Sidoti & Co. LLC	Analyst, Imperial Capital LLC

Management Discussion Section

Operator

Good day and welcome to the GEO Group Third Quarter 2024 Earnings Conference Call. All participants will be in a listen-only mode. [Operator Instructions] After today’s presentation, there will be an opportunity to ask questions. [Operator Instructions] Please note this event is being recorded.

I would now like to turn the conference over to Pablo Paez, Executive Vice President of Corporate Relations. Please go ahead.

Pablo E. Paez

Executive Vice President-Corporate Relations, The GEO Group, Inc.

Thank you, operator. Good morning, everyone, and thank you for joining us for today’s discussion of the GEO Group’s third quarter 2024 earnings results. With us today are George Zoley, Executive Chairman of the Board; Brian Evans, Chief Executive Officer; Wayne Calabrese, President and Chief Operating Officer; Mark Suchinski, Chief Financial Officer; and James Black, President of GEO Secure Services.

This morning, we will discuss our third quarter results as well as our outlook. We will conclude the call with a question-and-answer session. This conference call is also being webcast live on our investor website at investors.geogroup.com.

Today, we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results is included in the press release and the supplemental disclosure that we issued this morning. Additionally, much of the information we will discuss today, including the answers we may give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings, including the Form 10-K, 10-Q and 8-K reports.

With that, please allow me to turn this call over to our Executive Chairman, George Zoley. George?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Thank you, Pablo, and good morning to everyone. Thank you for joining us on our third quarter 2024 earnings call. I’m pleased to be joined today by our senior management team. During today’s call, we will review our third quarter 2024 financial results and operational highlights for our business segments. We’ll provide an update on our efforts to pay down debt, reduce leverage and enhance long-term value for shareholders, and discuss our updated financial guidance for the fourth quarter and full year for 2024 and our potential future growth opportunities.

Our financial performance during the third quarter was largely consistent with our results for the second quarter. This performance was below our third quarter expectations, largely driven by the lower-than-expected revenues in our Electronic Monitoring and Supervision Services segment. Participant counts under the federal government’s Intensive Supervision Appearance Program, or ISAP, have averaged approximately 177,000 during the third quarter compared to an average ISAP participant count of approximately 184,000 during the second quarter 2024. After reaching a low participant count of approximately 174,000 in the third quarter, the daily ISAP participant count now has been steadily increasing and currently stands at approximately 182,500.

With respect to our ICE processing centers, utilization across our facilities remained largely consistent during the third quarter at approximately 13,000 beds and is currently at 13,500 beds. This utilization level during the third quarter represents an increase of approximately 11% from the end of the third quarter one year ago. However, it has remained relatively flat over the last three quarters. Based on the most recently available public data, in September of this year, the utilization across all ICE facilities nationwide was approximately 37,000 beds. This level of utilization is below the 41,500 beds that are funded under the short-term continuing resolution that is due to expire on December 20.

Similarly, we believe the ISAP contract utilization is likely below the level that could have been supported under the continuing resolution, funding approximately $470 million for the agency’s Alternatives to Detention program. While it is possible for ICE detention and ISAP utilization rates to further increase this year, we’ve decided to update our fourth quarter guidance to be largely consistent with our third quarter results.

With respect to federal funding after the expiration of the continuing resolution on December 20, we believe it is likely that Congress will extend the continuing resolution till sometime after the new Presidential administration takes office. At that point, we would expect the new Congress to consider appropriation bills to fund the federal government for the balance of the fiscal year.

As a reminder, while the US Senate has not previously introduced appropriation bills for the current fiscal year, the previous version of the House Homeland Security appropriations bill would have increased ICE detention funding to support the utilization of 50,000 beds. This would have represented an increase of 8,500 beds from the currently funded level of 41,500 beds.

The bill would have also required the use of electronic GPS monitoring for all individuals in the non-detained docket, which is currently estimated to be more than 7 million people. We expect the incoming Trump administration to take a much more aggressive approach regarding border security as well as interior enforcement and to request additional funding from Congress to achieve these goals. We stand ready to provide additional services and resources to help ICE meet its future needs.

In our Secure Services segment, we have approximately 10,000 beds at six company-owned currently idle facilities that we believe could be well suited to support future federal government bed space needs. We also have approximately 8,000 empty beds already under contract that could be utilized, which would bring our total existing capacity to over 31,000 beds. We believe we have the necessary technology and staffing resources to scale up the current utilization of the ISAP contract by several hundreds of thousands and upward to several millions of participants.

Additionally, we are a leading provider of secure ground and air transportation services to the federal government and we believe we have the capabilities to scale up these services as needed. We are currently responding to a procurement that was issued by ICE for a federal immigration processing center with a minimum of 600 beds in the Newark, New Jersey area which is expected to result in a 15-year contract to be awarded by the end of December. We believe we are well positioned to respond to additional procurements in the future across the spectrum of diversified support services that we currently provide on behalf of ICE.

Finally, we remain focused on reducing our debt, deleveraging our balance sheet and gaining the flexibility of potential capital returns to our shareholders in the future. Year-to-date, we have reduced net debt by approximately $92 million, bringing our total net debt below $1.7 billion and our net leverage to approximately 3-point times adjusted EBITDA. We are on track to reduce net debt by an additional $20 million in the fourth quarter of this year, which would bring our total net debt to approximately $1.67 billion by year-end.

I will now turn the call over to our CEO, Brian Evans.

Brian Robert Evans

Chief Executive Officer, The GEO Group, Inc.

Thank you, George. Good morning, everyone. While we have adjusted our guidance for the fourth quarter of 2024 to be largely consistent with our performance during the second and third quarters of 2024 and, as a result, have also adjusted our full year 2024 guidance, we continue to believe that we have several sources of potential growth that could provide meaningful upside to our current quarterly earnings run rate.

In our Secure Services segment, as George noted, we have approximately 10,000 available beds at six company-owned currently idle facilities. These six facilities range from 1,000 to 2,000 beds each and are located in Texas, Georgia, Michigan, North Carolina and New Jersey. We believe that these facilities, which currently have negative annual carrying costs of approximately $13 million, are well suited to support future needs for ICE and the federal government.

Five of the six facilities were previously used by the Federal Bureau of Prisons and the remaining facility was previously used by ICE. Based on average per diem rates for our owned and leased facilities, if fully reactivated, these facilities could generate approximately $300 million in incremental annualized revenues with margins consistent with our owned and leased Secure Services segment, which average between 25% and 30%.

Additionally, we currently have approximately 8,000 underutilized beds at existing ICE and US Marshals facilities already under contract, which could generate approximately $100 million in incremental annualized revenues if fully utilized.

In our Electronic Monitoring and Supervision Services segment, we believe we have the necessary technology and staffing resources to significantly scale up the delivery of our supervision, compliance and case management services under our ISAP contract with ICE, if needed. These services entail diversified electronic monitoring technologies as well as case management services, which are delivered through a network of approximately 100 offices and close to 1,000 employees.

We have a long track record of delivering quality services under ISAP with bipartisan support for approximately 20 years, achieving high compliance rates for a relatively small portion of individuals who are in the non-detained docket, which is currently estimated to be comprised of more than 7 million people. While the current participant count under ISAP is approximately 182,500, we believe we are capable of scaling up our monitoring under the contract by several hundreds of thousands of participants and up to several millions, if necessary.

In addition to the core support services we have historically provided on behalf of ICE, we are also increasingly providing other ancillary services like secure ground transportation at our ICE processing centers and secure air operation support as a subcontractor under a long-term prime contract. The secure air services subcontract alone is expected to generate approximately $25 million in annualized revenues and we believe we have the capabilities to expand the provision of these services to assist ICE in moving several hundreds of thousands of additional individuals, if needed.

We have a longstanding record of providing high-quality diversified support services on behalf of ICE. This public-private partnership with the federal government dates back to the mid-1980s. We believe that this partnership is underpinned by long-term real estate assets that are supported by high-quality contracts for the provision of essential government services. We have provided these essential services under both Democratic and Republican administrations and during times when either party has been control of the US Congress.

We expect that our company will continue to provide valuable diversified services to ICE and the federal government going forward. As we evaluate and pursue future potential opportunities, we will continue to focus on the disciplined allocation of capital to drive long-term value for shareholders. As we have for the last three years, we will continue to focus on further reducing our overall quantum of debt. Our recent refinancing transactions have staggered our debt maturities between 2029 and 2031, which has given us a significantly longer runway to reduce our net debt.

As we make progress toward further reducing our net debt and net leverage, we plan to evaluate options to return capital to our shareholders in the future. We expect to balance this capital allocation strategy against our overall capital needs as well as potential opportunities to make investments that drive earnings and cash flow growth for our company, and enhance long-term value for shareholders. We have a 20-year record of carefully allocating capital, investing in company-owned facilities, and pursuing strategic acquisitions of businesses and assets, which we believe has enabled us to develop leading market positions across our diversified services platform.

We believe we have built an unmatched network of company-owned brick-and-mortar assets with a combined total of approximately 54,000 beds and an estimated replacement value in excess of $6 billion. We also believe we have developed an unrivaled platform of support services, including in-custody rehabilitation, community reentry, post-release assistance, electronic monitoring, case management and secure transportation. We believe that our investment strategy has maximized our ability to capture diversified growth. We believe our company continues to present an attractive value proposition for investors given the predictable nature of our cash flows and our potential growth opportunities going forward.

At this time, I’ll turn the call over to CFO, Mark Suchinski.

Mark J. Suchinski

Senior Vice President & Chief Financial Officer, The GEO Group, Inc.

Thank you, Brian, and good morning, everyone. For the third quarter of 2024, we reported net income attributable to GEO of approximately $26 million or $0.19 per diluted share on quarterly revenues of approximately $603 million. This compares to net income attributable to GEO of approximately $25 million or $0.16 per diluted share in the third quarter of 2023 on revenues of approximately $603 million.

Our third quarter 2024 results reflect pre-tax costs associated with the extinguishment of debt of approximately $3 million, along with approximately $1 million in pre-tax transaction fees and closeout expenses. Excluding these non-recurring items, we reported third quarter 2024 adjusted net income of approximately $29 million or $0.21 per diluted share, while the prior year quarter we reported adjusted net income of roughly $24 million or $0.19 per diluted share. Third quarter 2024 adjusted EBITDA was approximately $119 million, which is essentially unchanged as compared to the prior year third quarter.

Beginning with revenues, quarterly revenues in our owned and leased secure services facilities increased by approximately 6% year-over-year, primarily driven by higher occupancy levels at our ICE facilities compared to the prior year third quarter. This revenue increase was offset by lower quarterly revenue from our Electronic Monitoring and Supervision Services segment due to lower participant counts under the ISAP contract compared to the prior year third quarter. Quarterly revenues for our managed-only and non-residential service contracts were largely unchanged compared to the prior year third quarter.

Turning to our expenses, during the third quarter of 2024, both our operating expenses and general and administrative expenses remained largely consistent with the prior year quarter. Our third quarter 2024 results reflect a year-over-year decrease in net interest expense of approximately $12 million as a result of our debt reduction and refinancing efforts over the past 12 months. Our effective tax rate for the third quarter of 2024 was approximately 31%.

Now, if we move to our updated financial guidance. For the fourth quarter of 2024, we expect net income attributable to GEO to be in the range of $0.19 to $0.22 per diluted share on quarterly revenues of approximately $600 million to $610 million. We expect fourth quarter 2024 adjusted EBITDA to be in the range of $114 million to $124 million.

As George previously mentioned, we have decided to update our fourth quarter 2024 guidance to be largely consistent with our third quarter 2024 results. And as a result, we have adjusted our full year 2024 guidance. For the full year 2024, we expect net income attributable to GEO to be in a range of $0.30 to $0.34 per diluted share. Excluding non-recurring items, we expect full year 2024 adjusted net income to be in the range of $0.80 to $0.84 per diluted share on revenues of approximately $2.42 billion. We expect our effective tax rate for the full year 2024 to be approximately 23%, inclusive of known discrete items. We expect our full year 2024 adjusted EBITDA to be between $470 million and $480 million.

Moving to our capital structure, we ended the third quarter of 2024 with total net debt below $1.7 billion and net leverage of approximately 3.5 times adjusted EBITDA. We closed the quarter with approximately $71 million in cash on hand and approximately $280 million in total available liquidity. As of the third quarter, fixed rate debt represents approximately 76% of our total indebtedness, which meaningfully insulates GEO from potential interest rate volatility.

Additionally, we have no substantial debt maturities due before April of 2029. This improved maturity schedule gives us significant runway to continue to grow our business and focus on reducing our debt. Year-to-date, we’ve reduced our net debt by approximately $92 million. We expect to further reduce our net debt by approximately $20 million in the fourth quarter of 2024, bringing our total net debt to approximately $1.67 billion by year-end. In addition to allocating capital towards debt reduction and to support our growth capital needs, our goal remains to explore options for returning capital to shareholders in the future.

Now, at this time, I’d like to turn the call over to James Black for a review of our GEO Secure Services business unit.

James Black

Senior Vice President & President-Secure Services, The GEO Group, Inc.

Thank you, Mark. Good morning, everyone. It is my pleasure to review the quarterly milestones for GEO Secure Services. During the third quarter of 2024, our Secure Services facilities successfully underwent a total of 61 audits, including internal audits, government reviews, third-party accreditations, and Prison Rape Elimination Act, or PREA, certifications. Six of our Secure Services facilities received accreditation from the American Correctional Association with an average score of approximately 99%, and one facility received PREA certification in the third quarter. Our GTI Transportation division and our GEOAmey UK joint venture completed approximately 4 million miles driven in the United States and the UK during the third quarter.

Moving to the current trends for our government agency partners. During the third quarter of 2024, utilization at our US Marshals detention facilities was largely consistent with utilization during the third quarter one year ago. Our US Marshals facilities around the country support the agency as it carries out its mission of providing secure custodial services for pretrial detainees facing federal criminal proceedings. We believe that our US Marshals facilities provide needed bed space near federal courthouses where there is generally a lack of suitable alternative detention capacity.

Moving to our contracted ICE processing centers, utilization across our facilities has largely remained at approximately 13,000 beds over the last three quarters, which represents an increase of approximately 11% from the end of the third quarter one year ago and is currently at approximately 13,500 beds. GEO has a longstanding track record of delivering professional support services on behalf of ICE at GEO-contracted federal immigration processing centers and we stand ready to support ICE with any additional needs.

GEO-contracted ICE processing centers offer around-the-clock access to quality healthcare services. Our healthcare staffing at the ICE processing centers, where we provide resident healthcare, is generally more than double the number of healthcare staff in a typical state correctional facility. GEO-contracted ICE processing centers offers full access to legal counsel and legal libraries and resources, and we have dedicated space at each ICE center to provide residents with confidential meetings with their legal counsel.

GEO-contracted ICE processing centers provide residents with three daily meals that are culturally sensitive, special diet appropriate and approved by registered dietitians. We also provide access to faith-based and religious opportunities at each GEO-contracted ICE processing center and we partner with community volunteers, as needed, to ensure fair representation of various faiths and denominations. GEO-contracted ICE processing centers also offers access to enhanced amenities including artificial turf soccer fields, covered pavilions, exercise equipment and multipurpose rooms.

During the third quarter of 2024, we renewed several important contracts for our company-owned and contracted ICE processing centers. Contracts for our 700-bed Broward Transitional Center, 1,314-bed Montgomery Processing Center, and 1,904-bed South Texas ICE Processing Center were renewed for one-year terms through August of 2025. And our Karnes County ICE Processing Center contract was renewed for a five-year term through August of 2029. Most recently, our 1,532-bed Aurora ICE Processing Center contract was also renewed for a one-year term through October of 2025.

Finally, as we announced last month, ICE exercised the five-year option period, extending the contract for our 1,940-bed Adelanto ICE Processing Center through December 19, 2029. ICE and GEO entered into a 15-year contract on December 19, 2019 for the provision of secure residential housing and support care services at the Adelanto ICE Processing Center, consisting of a five-year base period, followed by two five-year option periods. We believe the Adelanto Center represents an important asset in helping ICE and the federal government fulfill their mission and operational priorities.

We are proud of our approximately 350 employees at the Adelanto Center who have helped us establish a longstanding record of providing high quality contracted support services on behalf of ICE in the state of California. We are also currently responding to a procurement that was issued by ICE for a processing center with a minimum of 600 beds in Newark, New Jersey area. This procurement is expected to result in a 15-year contract with an award expected to be announced by the end of December.

With respect to the ancillary support services, we provide secure ground transportation for ICE, primarily at 12 of the GEO-contracted ICE processing centers. As mentioned, our GTI Transportation Division also provides secure air operation support for ICE as a subcontractor under a five-year prime contract held by CSI Aviation. We have a long standing record of providing safe and secure transportation services on behalf of ICE, which we expect will continue to play an important role in helping the agency carry out its mission.

At this time, I will turn the call over to Wayne Calabrese for a review of our GEO Care business unit.

Wayne H. Calabrese

President & Chief Operating Officer, The GEO Group, Inc.

Thank you, James. I’m pleased to provide an overview of the quarterly operational milestones for GEO Care. During the third quarter of 2024, we successfully renewed five residential reentry center contracts, including three contracts with the Federal Bureau of Prisons. Our residential reentry centers, non-residential day reporting centers and our ISAP field offices successfully underwent a combined total of 84 audits, including internal audits, government reviews, third-party accreditations, and Prison Rape Elimination Act, or PREA, certifications. Five of our residential reentry centers received accreditation from the American Correctional Association with an average accreditation score of 100%, and eight of our residential reentry centers received PREA certifications in the third quarter.

Our 34 residential reentry centers provide transitional housing and rehabilitation programs for individuals reentering their communities across 14 states. Average daily census levels at these centers remained stable at approximately 5,000 individuals during the third quarter of 2024. Our non-residential and day reporting centers provide high-quality community-based services, including cognitive behavioral treatment, for up to approximately 9,000 parolees and probationers at 98 locations across 10 different states.

Moving to our enhanced rehabilitation programs, during the third quarter of 2024, we delivered in-custody rehabilitation programs to approximately 2,500 individuals at 38 in-prison treatment sites in eight states, and to approximately 19,000 individuals enrolled in 12 GEO Continuum of Care programs in six states. Our in-custody rehabilitation services include academic programs focused on the attainment of high school equivalency diplomas. We’ve made a significant investment to equip all of our classrooms with smart boards to aid in the delivery of academic instruction. We’ve also focused on developing vocational programs that lead to certification for good jobs in the markets where our graduates will live upon their release.

Our substance abuse treatment programs are an important part of our rehabilitation services, because many of the individuals in our care suffer from addiction and substance use disorder. Our facilities also provide extensive faith-based and character-based programs with designated housing units across our facilities dedicated to enhancing the delivery of these critical programs.

During the third quarter of 2024, we completed approximately 700,000 hours of enhanced rehabilitation programming. Our academic programs awarded more than 800 high school equivalency diplomas. Our vocational courses awarded more than 700 career and technical certificates. Our substance abuse treatment programs awarded approximately 1,000 program completions. Those in our care completed approximately 500 behavioral treatment programs and more than 4,400 individual cognitive behavioral treatment sessions in the third quarter of 2024.

During that same quarter, we also allocated approximately $340,000 to our post-release services to support approximately 700 individuals released from GEO facilities as they returned to their communities. Our GEO Continuum of Care program integrates enhanced in-custody rehabilitation, including cognitive behavioral treatment, with post-release support services that address critical community needs of released individuals.

We believe our award-winning Continuum of Care program provides a proven model for how the 2-plus million people in the United States criminal justice system can be better served in changing their lives. Our GEO Continuum of Care program has had a positive impact in the reduction of criminal recidivism rates, achieving a reduction of between 32% and 55% in the rate of recidivism over the last three years when compared to the national average.

Finally, turning to our Electronic Monitoring and Supervision Services segment, our BI subsidiary provides a full suite of monitoring and supervision solutions, products and technologies. In the third quarter of 2024, participant counts under the ISAP contract averaged approximately 177,000. As earlier noted, the current ISAP participant count is approximately 182,500.

BI has provided technology solutions, holistic case management, supervision, monitoring and compliance services under the ISAP contract for almost 20 years, winning every competitive rebid of the contract since ISAP was first established. Under BI’s tenure, ISAP has received bipartisan support and has achieved high levels of compliance using a variety of new technologies and case management services over that time. ICE has indicated that the rebid procurement for the ISAP contract is presently estimated to be issued in May of 2025. The federal government can extend existing contracts for six months or longer to accommodate rebid procurements that can often take between 12 and 18 months to complete.

We expect the incoming Trump administration to take a much more expansive approach to monitoring the several millions of individuals who are currently on the non-detained immigrant docket. We have assured ICE of our capability to rapidly scale up our capabilities to monitor and oversee several hundreds of thousands or even several millions of individuals in order to achieve the federal government’s immigration law compliance objectives.

At this time, I’d like to turn the call back to George for closing remarks.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Thank you, Wayne. As you’ve heard us say today, the third and fourth quarters are expected to be much the same under the Biden administration. What is new is a potential sea change by the incoming Trump administration that is expected to implement a much more aggressive policy towards interior and border immigration enforcement. We believe that the private sector will play a critical role in assisting the government in carrying out its objectives. GEO is the single largest contractor to ICE with almost four decades of partnership and provides approximately 40% of the secure beds for ICE.

We are well positioned to scale up our secure residential care housing from current 13,500 beds to over 31,000 beds. In GEO’s ISAP program, we can scale up from the present 182,500 participants to several hundreds of thousands, or even millions of participants. In GEO’s nationwide ground and air transportation services, we can scale up materially for domestic as well as international travel. The GEO Group was built for this unique moment in our country’s history and the opportunities that it will bring. We are thankful for our longstanding shareholders and welcome the new ones on this journey.

That completes our remarks and we’ll be glad to take the questions.

Question And Answer Section

Operator

We will now begin the question-and-answer session. [Operator Instructions] The first question comes from Brian Violino from Wedbush. Please go ahead.

Brian Violino

Analyst, Wedbush Securities, Inc.

Great. Thanks for taking my questions. Heard the commentary about ISAP potentially being able to scale up into the millions. But just kind of curious about how you expect NOI margins in that segment to trend. I think they’ve been trending down a little bit over the past few quarters, but is there some degree of operating leverage in that business if we were to get to that sort of level of participants?

Brian Robert Evans

Chief Executive Officer, The GEO Group, Inc.

Hey. This is Brian. So, the margins move around, as we’ve talked about before, depending on the mix of the services that ICE is using at the time, the amount of technology as well as the case management services. So, I think given the guidance that George has provided, we would expect the margins to be at least consistent with where they are today and potentially improve.

Brian Violino

Analyst, Wedbush Securities, Inc.

Great. And then there was some additional talk about the air services contract. I think that’s $25 million in annualized revenue. I think we have a pretty good idea of the potential size of the [ph] potential NAI (00:38:18) program in the new administration, but could you help us try to size this air services opportunity and then what kind of margins do you generate in that business?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

I think to speak in generalities, we’re looking at a theoretical potential doubling of all of our services, whether it’s in the detention segment, in the transportation segment, as well as the ISAP program. Of course, this will depend on Congress providing the required funding. And we think that may not occur until after the new administration comes in and passes a final bill for the balance of the fiscal year. So, we’re looking at maybe March as the additive funding for this fiscal year.

But as I said in my final closing remarks, this is to us an unprecedented opportunity to assist the federal government and the incoming Trump administration towards achieving a much more aggressive immigration policy with regard to interior enforcement and border enforcement and the removal of criminal aliens predominantly from this country, as has been characterized by incoming President Trump as the focal point for the initial deportation activities.

Brian Violino

Analyst, Wedbush Securities, Inc.

Understood. Thanks for taking the time.

Operator

The next question comes from Joe Gomes from Noble Capital. Please go ahead.

Joe Gomes

Analyst, NOBLE Capital Markets

Good morning.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Good morning.

Brian Robert Evans

Chief Executive Officer, The GEO Group, Inc.

Good morning, Joe.

Joe Gomes

Analyst, NOBLE Capital Markets

So, I wanted to start out on looking through this supplement and maybe you can just walk me through this. So, obviously, year-over-year, as you mentioned, revenues in Electronic Monitoring and Supervision Services declined by about $14 million, but net operating income also declined by $14 million, which I thought was somewhat odd. That was really almost dollar-for-dollar decline in net operating income with a decline in revenue. Just wondering if you could go through that?

Brian Robert Evans

Chief Executive Officer, The GEO Group, Inc.

It just depends, as I said before – this is Brian, it depends on which devices or services that they pulled out of the program. And there’s different margin levels associated with that, there’s different costs. At some point, there is also – can be an increase in staffing requirements. Even though the total number of participants in the program declined, there’s more participants in the case management, labor-intensive services. So, that’s – I think part of what you see going on there is those – that mix changes in the program.

Mark J. Suchinski

Senior Vice President & Chief Financial Officer, The GEO Group, Inc.

Yeah, Joe, I agree with Brian. I mean, I think it’s just a coincidence that both of those decreased by approximately $14 million. As Brian indicated, it’s all about the mix of products and case management that we provide. And those will fluctuate quarter-to-quarter based on the needs of ICE.

Joe Gomes

Analyst, NOBLE Capital Markets

Okay. Fair enough. Thank you for that. And on the debt reduction, Brian, you can correct me if I’m wrong. I seem to recall the goal was a minimum of $150 million a year and ending 2024 at a 3 times net leverage ratio. Now, maybe the thought process changed a little bit with all of the terming out of the debt, but you note this today that you’re probably on target to do net debt reduction of about $112 million for 2024. So, I just wanted to get an update on those types of goals and numbers.

Brian Robert Evans

Chief Executive Officer, The GEO Group, Inc.

Sure. So, I think, going forward, that continues to be our goal, the $150 million to $175 million, maybe a little bit higher. This year that was our goal and we were on track for that, but there is the one-time fees that we took to restructure all of the debt. And I think we have a much better capital structure in place, but we had to pay those upfront fees to call some of the existing debt as well as the fees to pay for the new debt. And I think those were, Mark, what, $40 million to $50 million or so.

Mark J. Suchinski

Senior Vice President & Chief Financial Officer, The GEO Group, Inc.

That’s right.

Brian Robert Evans

Chief Executive Officer, The GEO Group, Inc.

So if you adjust for that, those fees were right on track with what our goals were, but our net debt increased because of that refinancing transaction.

Joe Gomes

Analyst, NOBLE Capital Markets

Okay. That makes sense. Thank you for that. And with Trump and the election of Trump, we talked a lot about ICE. Do you see anything that could possibly increase the US Marshals and/or, at this point in time, is there anything new, at least on the Secure Services with the BOP that might be coming new due to the Trump being reelected?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

I think in the short term, all available secure capacity will go to ICE, even though there is interest by the Marshals Service, and maybe some will have to go because there’s an interplay between ICE and the Marshals Service in the immigration detention program. A long term basis, I think, both the Marshals Service and we think the BOP will want their own additional capacity, from the use of prior facilities in prior years, those facilities they know well and they’re strategically located. So, we could see a general expansion of our system as well as other contractors in this space.

Brian Robert Evans

Chief Executive Officer, The GEO Group, Inc.

And then I would just add to what George said that similar to our ICE facilities, it’s a more significant number, as I mentioned at the ICE facilities that there’s a number of unused beds at currently active, contracted for facilities. Some of our Marshals facilities could have improved utilization even going into next year and we could see some incremental impact to our revenues just from those existing facilities. And then there may be some opportunities down the road as the BOP looks at greater use of reentry and reentry-type program.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Most of our facilities are located on large parcels of land and it may require at some point expanding these existing facilities because it’s, in general, very difficult to locate such facilities. Once you’ve located one and operated successfully over a period of time, it’s much easier just to add in addition to those facilities.

Joe Gomes

Analyst, NOBLE Capital Markets

Okay. And then one more for me. You talked briefly on this, the new RFI that’s on the ISAP program that came out yesterday. And you guys mentioned you have the capacity to increase either the current or even up into the millions of people. I was wondering, one – I know it’s tough to quantify, but I’m going to throw it out there. What type of CapEx would be necessary to go up into the millions of people? And outside of yourself, is there anybody else that you see out there that could perform these services capably, like you have done for so many decades?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Well, there’s a couple of questions in there. Let me start with the CapEx issue. We provide a variety of monitoring devices. Some are more CapEx-intensive than others. So, it will depend on which devices are used for which people. The higher security individuals will probably go on ankle monitors. But there’s the other end of that continuum is electronic devices, which are not capital-intensive and can be made readily available quickly at a very low cost.

We currently have the exclusive contract to provide all services under the ISAP contract. There may be other companies that are theoretically interested in providing some of those services, but we are in a unique position where we have a 20-year history and our footprint is coast to coast. We have 1,000 individuals at over 100 offices or locations around the country providing these services.

Joe Gomes

Analyst, NOBLE Capital Markets

Great. Thanks for that insight, George. Appreciate it. I will get back in queue.

Operator

The next question comes from Brendan McCarthy from Sidoti. Please go ahead.

Brendan McCarthy

Analyst, Sidoti & Co. LLC

Hey, everybody. Thanks for taking my questions. I just wanted to start off with the ISAP contract. I know you mentioned you have the capacity to monitor several million participants, but if ICE were to receive a substantial increase in funding, what do you estimate the ISAP monthly or quarterly increase might look like? Or just in other words, what would that cadence kind of look like as it ramps up?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Well, at one point, we were at 340,000 participants, I believe. So, we’re kind of just a little more than half of that. So, I would expect that any aggressive approach to the ISAP program would result in a higher level than 340,000 and by several hundreds of thousands. So, we’re looking at potentially a doubling or a tripling of the ISAP program, subject to the availability of funding to be approved by Congress.

Brendan McCarthy

Analyst, Sidoti & Co. LLC

Got it.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

But the prior House appropriations bill required that everybody on the non-detained docket be under some form of electronic monitoring and that involves 7 million people approximately. But we don’t know how much funding will be made available towards reaching that goal.

Brendan McCarthy

Analyst, Sidoti & Co. LLC

Understood. Thanks, George. And on the appropriations bills – the 2025 appropriations bills, just kind of based on the high likelihood of a Republican-controlled House and Senate, do you expect the Senate version of the Homeland Security bill to be materially different from the House version that was rolled out recently?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Yes, I do. If you’re referring to the House version being about 50,000 beds, I think the new version of bills in the House and the Senate will be in the range of 70,000 to 100,000 beds.

Brendan McCarthy

Analyst, Sidoti & Co. LLC

Got it. Thank you. That’s helpful. And then one more question just on the ATD program as a whole. I think in the past you mentioned that the ISAP contract holds about a 90% market share of the ATD programs. But if there were to be a material ramp up to, say, millions of participants, how do you expect that – or GEO’s market share to ultimately trend, if that were to happen?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

I think we would retain our market share. I don’t think there would be any difference. We’re the exclusive provider under the ISAP program. And as I said, we have a broad footprint throughout the country, coast to coast. We have two monitoring centers. We have a manufacturing facility in Colorado. So, we are a fully integrated company in being able to not only manufacture the devices, but also provide them and oversee them through the back office services at 100 different locations.

Brian Robert Evans

Chief Executive Officer, The GEO Group, Inc.

And I would just add to what George said. I think if you’re looking at the budget, there are some other service providers in the ATD line item. It’s unclear to us how the government – the new administration might use those programs that were put in place or brought in place during the current administration. So, those are relatively new programs and they had some different objectives, and it’s unclear to us how those might be used going forward. But as George said, we’re the exclusive provider on the secure monitoring of individuals across the country.

Brendan McCarthy

Analyst, Sidoti & Co. LLC

Understood. Thanks, George. Thanks, Brian. That’s all for me.

Operator

The next question comes from Jason Weaver from JonesTrading. Please go ahead.

Jason Weaver

Analyst, JonesTrading Institutional Services LLC

Hi. Thanks for taking my question. Just one for me. Between ICE, the Marshals and some of the states like with Prop 36 in California, in light of the sort of the scale opportunity that might be ahead, it seems it might require you to grow some of your footprint capacity. So, I’m just curious if that might shift your posture towards reducing leverage and capital return in light of what’s out there.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Well, I think we would be very careful and thoughtful as to what the long term needs are before we expand our facilities. But we would take another look at other facilities that we have for other clients. We have approximately 85,000 beds across the country that are being used for different clients, federal, state and local clients. So, we may have to take another look at who our clients are, whether we need to redirect those contracts towards these federal purposes.

Jason Weaver

Analyst, JonesTrading Institutional Services LLC

Understood. Well, thank you.

Operator

The next question comes from Greg Gibas from Northland Securities. Please go ahead.

Greg Gibas

Analyst, Northland Securities, Inc.

Hey. Good morning. Thanks for taking the questions. Wanted to ask if ICE populations were to ramp meaningfully, requiring additional facilities that were idle to be turned on, do you foresee any kind of challenges with staffing or any other challenges with kind of meeting that needed capacity or, I guess, costs associated? Just wondering if you could maybe speak to CapEx or one-time costs related to getting those facilities turned on again?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

There will be startup costs in two categories, one of probably some physical plant renovations that need to take place, and we’ve already done analysis on that. And then, the other cost category would be on labor costs and recruitment of personnel. But these federal contracts generally require compliance with the Department of Labor calculation of what the market rates are for the areas. They’re usually very attractive. And we have really no difficulty in hiring for these federal facilities. The delay sometimes comes in the clearance process that’s required for participation in an ICE contract or a Marshals contract.

Greg Gibas

Analyst, Northland Securities, Inc.

Okay. Sure. And wondering if you could speak to the potential opportunity with the Bureau of Prisons, and – I guess, under the new administration. And what, I guess, it look like under Trump’s first term?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Well, I think the prior Biden policy of prohibiting private sector providers to assist the Bureau of Prisons will be ended, as it was under the prior Trump administration. But in the short term, I think all available bed space will be prioritized for ICE on a secondary basis with the US Marshals Service. But we are very familiar with the BOP and having been a provider for them for several decades, on a longer term basis, we understand their needs in different geographic locations and we fully anticipate assisting them in those long-term needs, because we’re aware that many of the BOP facilities are very old and require substantial CapEx requirements for operational – operations. And we foresee a consolidation opportunity for the BOP to consolidate into newer, larger private sector facilities in the future.

Greg Gibas

Analyst, Northland Securities, Inc.

I see. And I guess, one follow-up there. Does the priority for ICE kind of just relate to, I guess, more favorable contract terms?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Say the question.

Brian Robert Evans

Chief Executive Officer, The GEO Group, Inc.

Can you repeat that, the question?

Greg Gibas

Analyst, Northland Securities, Inc.

You say priority in terms of capacity will go to ICE over BOP, and the US Marshals. Does that just relate to more favorable contract terms with ICE?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

No, I think that just following what the priorities of the Trump administration will be. They’ll determine who gets the beds through the contracting process.

Greg Gibas

Analyst, Northland Securities, Inc.

Sure. Got it. Just assuming that you kind of get to that 18,000 in available capacity, but okay. Thank you.

Operator

The next question comes from Kirk Ludtke from Imperial Capital. Please go ahead.

Kirk Ludtke

Analyst, Imperial Capital LLC

Hello, everyone. Thank you for the call. Just a follow-up on this – the ICE question. You mentioned that the Trump administration may focus on deporting criminal aliens. Do you have a guess as to how many criminal aliens are in the US?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Well, I read one article this morning and I thought there was 20,000 approximately that are former – are known murderers. It really depends on how you define criminal alien. But I’m sure there’s different levels of criminality that they’ll focus on the most severe and highest level of security threat as they review the locations of these individuals and what threat level they represent.

Brian Robert Evans

Chief Executive Officer, The GEO Group, Inc.

And then, just similar articles that George mentioned, and there was a disclosure from ICE itself, I think a month or so ago, where they mentioned that there were over 600,000 criminal aliens that would be subject to removal. And then, also just as a reminder, there’s well over 1 million folks that are on the non-detained docket, who have already been adjudicated to be removed through the legal process or the court systems.

Kirk Ludtke

Analyst, Imperial Capital LLC

Got it. Over 1 million people have skipped their last hearing in state.

Brian Robert Evans

Chief Executive Officer, The GEO Group, Inc.

Along those lines, yes.

Kirk Ludtke

Analyst, Imperial Capital LLC

Yeah. Got it. Okay, that’s helpful. Thank you. And does that change – I mean, I know there’s – you know there’s a lot of – some dangerous people. Does that change the type of population you’re housing? And do you need more secure beds, for instance, to accommodate?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Well, I think it will require kind of a triage of where you put these individuals. I think the higher security people will be in existing secure facilities. As you descend down into the lower levels, it could result in the need for some soft-sided facilities around the country.

Kirk Ludtke

Analyst, Imperial Capital LLC

Okay. Thank you. And I would guess the length of stay increases, like you might be – someone who crosses the border, you might process them in a couple days as opposed to somebody who’s being deported, I mean you have to find a place to send them, right? Don’t you need to negotiate some country to take them?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Yes, it will take, as I’ve been told recently, several weeks, if not a few months, to detain these people and make final arrangements for their removal.

Kirk Ludtke

Analyst, Imperial Capital LLC

Makes sense. Got it. Thank you. So it sounds like Biden’s executive order will likely be reversed maybe day one. Is that a meaningful.?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

So, he had a number.

Kirk Ludtke

Analyst, Imperial Capital LLC

Yeah.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

He had a number of executive orders that overturn Trump’s executive orders. We kind of get the sense of President-elect Trump’s remarks that he will reverse all of the Biden executive orders on day one.

Kirk Ludtke

Analyst, Imperial Capital LLC

Got it. Thank you. And I remember when Biden’s executive order that prevented you from contracting directly with US Marshal facilities was enacted, it took quite a while for those contracts – those direct contracts to come due. And so, would it be just that in reverse, it would take a while for the reversal to take effect or do you think there’s immediate opportunities?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

It’s immediate, but there will be a scramble for the available beds, but I think the administration will decide who gets the beds, and we believe ICE will have top priority on all available beds around the country.

Kirk Ludtke

Analyst, Imperial Capital LLC

Got it. Okay. Thank you. And then, you mentioned this, I’m sorry if I missed it, but did you say how long you expect the existing ISAP contract to remain in place? I know it expires maybe in May, but it can’t possibly – I mean, it would seem like you would – that will be extended, and I’m curious how long you think.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Well, it goes.

Kirk Ludtke

Analyst, Imperial Capital LLC

... it will be extended.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

... through the end of July of next year.

Kirk Ludtke

Analyst, Imperial Capital LLC

End of July.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

But it can be extended for a minimum of six months and possibly up to 18 months, and even longer if it’s determined that there is an emergency situation in requiring that the continued extension of the contract.

Kirk Ludtke

Analyst, Imperial Capital LLC

Got it. Maybe asked differently. Is it still realistic to think that there’ll be something to replace it when it expires in July, or is it likely to be extended?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Well, the complication will come as the new administration comes in and finally decides the framework for the new program. And it may take some time for them to think it through and articulate it and the governmental staff put it into an RFP. So, we’re thinking that the May RFP date may be overly ambitious and is certainly subject to different ideas by the new incoming Trump administration. So, there could be a delay of that May date to later on in 2025 and even further, as they further define what that program should – how it should work and who should be monitored under that program using the variety of electronic monitoring devices that are available to them.

Kirk Ludtke

Analyst, Imperial Capital LLC

Got it. That’s very helpful. I appreciate it. Thank you.

Operator

This concludes our question-and-answer session. I would like to turn the conference over to George Zoley, the Executive Chairman of The GEO Group, for closing remarks.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Well, thank you very much for joining us today. We look forward to addressing you at our next meeting.

Operator

The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.